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Exhibit 5.1
January 28, 2022
Entergy Texas, Inc.
Entergy Texas Restoration Funding II, LLC

Re:    Entergy Texas Restoration Funding II, LLC
Ladies and Gentlemen:
We have acted as special counsel to Entergy Texas, Inc., a Texas corporation (“Entergy Texas”), and Entergy Texas Restoration Funding II, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and registration of $294,450,000 aggregate principal amount of the Company’s Senior Secured System Restoration Bonds, Series 2022-A (the “Restoration Bonds”). In connection therewith, reference is made to the Registration Statement filed on Form SF-1 (Registration Nos. 333-259293 and 333-259293-01) filed on September 1, 2021 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Restoration Bonds are to be issued under an Indenture (the “Indenture”) by and between the Company and The Bank of New York Mellon, a New York banking corporation, as indenture trustee (the “Indenture Trustee”).
In connection with this opinion letter, we have examined the Registration Statement and the Indenture, a form of which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter. In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination. As to any facts material to the opinions expressed herein, we have relied, without independent verification, upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Company and others.

103426115.7

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January 28, 2022

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.    The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
2.     The Company has limited liability company power and authority to execute and deliver the Indenture and to authorize and issue the Restoration Bonds and to perform its obligations under the Indenture and the Restoration Bonds.
3.    The Restoration Bonds, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered against receipt of payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.
This letter is limited to the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this letter as an exhibit on Form 8-K filed on the date hereof with respect to the above-referenced Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Norton Rose Fulbright US LLP
Norton Rose Fulbright US LLP